Webcast Transcript                                                 Exhibit 99.2



                           ASTA FUNDING, INCORPORATED

                           MODERATOR: STEPHEN AXELROD
                                DECEMBER 13, 2005
                                   10:00 AM CT


Operator:             Good morning. My name is (April) and I will be your
                      conference facilitator today. At this time, I would like to welcome everyone to the Asta Funding, Inc. Year-End
                      Financial Results conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

                      Thank you. Mr. Axelrod, you may begin your conference.

Stephen Axelrod:      Thank you very much. Good morning all and thank you for
                      joining us for Asta Funding's Quarterly conference call to discuss the results for the fourth quarter and 12 months ended September 30, 2005.

                      By now all of you should have had the opportunity to review the press release discussing the financial results and the other releases that came out this morning but if you have not, please call Wolfe Axelrod Weinberger Associates, at 212-370-4500 and we will immediately send it to you either by fax or e-mail as you request.

                      Before I ask our host Gary Stern, CEO of Asta Funding, to discuss the current results, let me take a few minutes to read the forward-looking statement.

                      Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

                      Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations.

                      Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2004, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue its Quarterly Dividend program.

                      Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.

                      With that out of the way, let me turn the discussion over to Gary Stern, President and Chief Executive Officer of Asta Funding. Gary?

Gary Stern:           Thank you, Steve. Good morning, everyone, and thank you
                      for joining Asta's Quarterly conference call to discuss the three and 12 months ended September 30, 2005.

                      Before I proceed with my formal remarks, I'd like to note that Asta Funding has successfully completed the implementation of the evaluation of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 for the year-ended September 30, 2005.

                      The Manager will include a report that is an Annual Report on Form 10-K for the year-ended September 30, 2005, which will be filed with the Securities and Exchange Commission shortly, reporting on the effectiveness of internal controls over financial reporting. In that report, Manager represents that as of September 30, 2005, the company's internal controls over financial reporting are effective based on the evaluations performed. We would like to thank our staffs for the effort during this process.

                      I am very pleased to report another quarter and fiscal year with record results. Asta's revenue and net income showed excellent growth for the fourth quarter of fiscal 2005, growing 35% and 38% respectively. This growth is a direct result of the superior management of our book of business, which we built especially over the last three years. We will continue building upon our book of business by adding more portfolios at attractive prices.

                      To that end, we have seen a lot of activity in our space due to a variety of factors, including a change in the bankruptcy laws and anticipated increases in minimum payments on credit cards by the issuers. Both of these have led to increase charge-offs and have enabled us to make significant purchases during the first quarter of fiscal year 2006 and have greatly increased our pipeline. We also anticipate closing on more purchases in the year future. As always, we will keep you informed of our purchases.

                      During the fourth quarter ended September 30, 2005, Asta purchased consumer receivables with aggregate charged-off balances of face value of approximately $1.3 billion at an aggregate cost of $33 million to a blended rate of 2.6% that was financed primarily through cash flows from operating activities and our credit facility.

                      For the fiscal year ended September 30, 2005, we purchased at face value approximately $3.5 billion for a purchase price of approximately $126 million or a blended rate of 3.5%. During the first quarter of fiscal 2006, we have already purchased portfolios with a face value of $970 million for a purchase price of $47.7 million or a blended rate of 4.9%. The higher blended rate is attributable to us purchasing some fresher paper.

                      The purchases during the fourth quarter had a lower blended rate than what Asta has traditionally purchased because the paper where it was in one particular instance a large one-on-one transaction due to an excellent relationship we have with a major issuer.

                      Despite a lower blended rate for the quarter and fiscal year, I'd like to take a moment and reiterate that Asta's primary goal is to purchase paper at the right price that will perform to its desired yields.

                      By gauging the blended rate of our purchases is by no means a proven figure on how a portfolio will perform; meaning, because we purchased the portfolio for a higher price does not mean the returns or yields on such a portfolio will be higher or lower than one purchase for a much lower price - percentage price.

                      I would like to spend a moment talking about Asta's philosophy on purchasing. Firstly, Asta typically bids on larger portfolios to reduce competition and given the larger size of the portfolios, it enables us the flexibility to use our various strategies of collecting to the maximum.

                      Secondly, every portfolio is different. We scrub or analyze each portfolio prior to purchase and implement proprietary techniques to estimate how well the portfolios could perform. The bottom line, pricing a portfolio for purchase is the number one key to successful profits in our business.

                      And although our blended rates are not in a consistently tight range, that does not mean we are struggling with our purchases, actually, on the contrary. We find that our success in the last several years is due to our disciplined approach to purchasing our portfolios and making sure that whatever we invest in has a solid chance of returning superior results to our investors.

                      Although pricing is the most important key to our success, let us not forget the collections process. Asta mitigates turnover risk and the risk of hiring and managing hundreds of thousands of collectors by outsourcing a vast majority of its collections with a network of collection agencies and law firms that the company has developed over many years. We have excellent relationships with these firms and the results have been excellent whether it be credit card or telecom paper.

                      While their job is to collect, let me emphasize that it is our duty to continually monitor the collection process. We are in touch with our network of servicers on a consistent basis, making sure the process is going smoothly, and that each and every firm is working the paper up to our expectations.

                      Asta, due to its flexible business model, has the ability to act quickly and move paper around. In the normal course of business, we usually move paper from one group in our network to another and continuously do that process in an orderly fashion to maximize results. This moving usually occurs within a six-month period and usually at around six months, which is the industry norm.

                      Additionally, our model allows us to sell paper at prices that are attractive to us and as important, sell the less desirable accounts within our collective portfolios. We remain very pleased with the level of portfolio purchases during the quarter and fiscal year and into the first quarter of our new fiscal year.

                      Pricing continues to remain at competitive levels but we do see a significant supply of paper in the marketplace. The price we are willing to pay for receivables is strictly driven by our desired returns and yields and we will continue with this disciplined approach. In addition, the quality of the paper remains strong.

                      Asta's acquisitions going forward will be based on portfolio availability and even more importantly, pricing. We believe that the pipeline of available paper remains strong as seen by our purchases during the quarter. We continue to review possible purchases on a regular basis.

                      Credit card debt remains a bulk of our business but we continue to review new opportunities that fit into our disciplined purchasing criteria. During the fourth quarter, the majority of the portfolio purchases were from approximately 75% credit card receivables while telecom was approximately 25% of total purchases.

                      I'd like to briefly discuss our position within the telecom space. Asta purchased its first telecom portfolio approximately three years ago. To date, the telecom portfolios have met or exceeded our expectations. We will continue to invest in telecom paper depending on price and we'll also seek out additional types of asset classes to leverage our flexible and scalable purchasing models as we did with the telecom markets.

                      We feel very confident in the asset purchases made during fiscal 2005 and for the purchases so far during our first fiscal quarter of 2006. Asta makes purchases when seen fit, not on a quarterly or weekly basis as the company outsources a vast majority of its collections, leaving us pressure-free of making acquisitions of portfolios for the sake of feeding the system.

                      Asta will continue on this purchase path knowing that any uses of capital can meet our expectations similar to historical levels. Remember, by outsourcing most of our collections, Asta does not take on the risk of turnover issues as well as being driven to purchase paper to keep an in-house function busy.

                      Let me briefly out - highlight our balance sheet, which continues to be strong. At the end of the fourth quarter, our capital structure remains very sound with $145.2 million in shareholders equity.

                      We believe assets adequately capitalized with approximately $51 million of our committed $100 million credit facility currently unused as of December 12, 2005 with the ability to go to $125 million giving us an additional $49 million to invest in portfolios. This leaves Asta with the necessary resources and flexibility to move swiftly and opportunistically as may be necessary.

                      Although cash is a highly looked upon asset, we'd rather place our cash flow into action by purchasing portfolios. The accumulation of cash is a good thing but shareholders invest in our company to put their money to work, not act as a bank. If additional opportunities arise, we feel highly confident that our credit lines could easily be expanded to one-time shareholders equity.

                      In addition, if by chance we needed to act upon a transaction that would exceed our capital ranges, Asta has in place several relationships with large financial companies that are willing to partner with Asta. They remain eagerly on the sidelines as they too recognize our excellent track record. Additionally, I am pleased to inform you that we are increasing our dividend from 14 cents to 16 cents.

                      And now Mitchell Cohen, our CFO, will take you through Asta's financial report. Mitchell?

Mitchell Cohen:       Good morning, everybody, and thank you, Gary. I am
                      pleased to announce that Asta Funding has continued its outstanding performance through its fiscal fourth quarter, reporting record revenues and earnings for the quarter and year-end at September 30, 2005.

                      Asta reported record revenues for the quarter of $20 million, a 35% increase over revenues of $14.8 million for the fourth quarter of fiscal 2004. This was driven by extremely strong net cash to (the likes) of $46.4 million in the quarter, an increase of 61.6% from the prior year quarter of $28.8 million. During the quarter, Asta sold $18.5 million worth of paper versus $8.3 million of paper in the same period last year.

                      Portfolio resales typically occur on a consistent basis and will continue to remain a part of our business model and remains yet another channel for us to maximize and enhance our yields.

Gary Stern:           Okay. Let me just mention something. You know, Mitch's
                      glasses actually broke a short while ago so he's having a hard time reading. So I'm going to read and continue.

                      Revenues for the 12 months increased 35.8% to $69.5 million from $51.2 million. Cash collections during the 12 months ended September 30, 2005 were $168.9 million or 48.1% from $114 million in the prior year period. During the fiscal year, Asta sold $64.7 million worth of paper versus $40.3 million in the same period last year. Total expenses excluding interest increased to $4.2 million, up from $3.6 million in the same quarter one year ago.

                      The majority of the increased costs was from higher administrative costs associated with a $26.7 increase in the accounts acquired for liquidation, including court costs, printing, postage, delivery costs, data processing costs, salaries, payroll, taxes, and benefits, and professional fees, including the implementation of Sarbanes-Oxley Act of 2002 and telephone charges.

                      Asta continues to have tight cost controls as most expensive - expenses remain relatively fixed, another benefit to outsourcing the majority of our collections. The expenses in the fourth quarter ran approximately $1.4 million per month and we do not expect these expense levels to climb significantly during the next fiscal year.

                      Interest expense increased by $216,000 to $438,000 during the quarter, as compared to the same period in the prior year and was due to an increase in the average outstanding borrowings by Asta under its line of credit which stood at $29.3 million at the quarter's end and was $51 million on December 12, 2005.

                      As a result of excellent revenue growth and continued expense controls, Asta's pre-tax income reached $15.3 million in the quarter, up 38.8% from the prior year results of $11 million.

                      Asta's tax rate in the quarter was approximately 41%; these rates were in line with our expectations and likely will remain the same during the remainder of 2006.

                      Net income was $9 million during the quarter, increasing 38.3%, compared to $6.5 million in the fourth quarter of fiscal 2004. We reported fully diluted earnings per share of 62 cents, a 35.3% increase over the prior year quarter's 46 cents per share.

                      As I mentioned earlier, Asta's balance sheet continues to remain financially strong. At the year-end, Asta's shareholders - the shareholders equity was $145.2 million, up from $114.5 million one year earlier; tangible book value per share was $10.68 at the end of the fourth quarter and increased sequentially from $10.05 per share at the end of the third quarter of fiscal 2005 and up from approximately $8.52 per share at the end of the fourth quarter of fiscal 2004.

                      Okay. Okay, that includes Mitch's remarks and my remarks.

Mitchell Cohen:       Right.

Gary Stern:           But I'm going to now - this is Gary now continuing. Okay.
                      I'm very pleased to announce Asta Funding has continued its outstanding performance through its fiscal fourth quarter, reporting record revenues and earnings for the quarter and year ended September 30 or 2005.

                      Asta reported record revenues for the quarter - I'm sorry. Okay. Okay. Asta's unique business model whereby we outsource a vast majority of our receivables enables us to maintain a streamlined infrastructure, affording us tremendous operating leverage and flexibility as we continue to grow. We believe strongly in this model as it has proven worthy, especially as seen in today's reported results.

                      Our disciplined approach continues to prove itself each and every quarter. In fact, the return on average equity during the quarter was approximately 27% on an annualized basis.

                      We believe that our business model is highly successful and will continue to remain patient with making portfolio purchases. Our business model thankfully offers us the flexibility to bid on portfolios of substance that will continue to meet our yield and grant shareholders high growth as experienced during fiscal 2005.

                      To summarize, I am very proud of the great strides we have made over this fiscal year by producing record revenues and record earnings, expanding our book of business by purchasing $3.5 billion of face value, completing our evaluation, or testing and audit of internal controls over financial reporting required by Sarbanes-Oxley Section 404, issuing an increased regular quarterly dividend, and keeping our capital structure properly positioned for additional portfolio purchases that may arise.

                      Additionally, we will be disclosing sales, vintage portfolio performance from 2001 and more in our 10-K, which will be coming out shortly. I am very pleased with the results to date and confident we can continue to grow the company during fiscal 2006 and beyond.

                      That concludes our formal remarks. (Mitch) and I would like to open the call for any questions.

                      Due to the enormous growth in interest in Asta Funding and (unintelligible) to be able to take everyone's questions, we please ask you limit your questions to one per person.

                      In addition, (Mitch) and I will be available immediately after this call until 2:00 pm Eastern Time for any further questions you may have. We can be reached at 201-567-(568) extension 226.

                      Operator, could you please take over for questions.

Operator:             Yes sir. Again I would like to remind everyone if you
                      would like to ask a question, press star then the number 1 on your telephone keypad.

                      We'll pause for just a moment to compile the Q&A roster...

                      Your first question comes from the line of Joe Chumbler with Stephens, Inc.

Joe Chumbler:         Hey, good morning. Congratulations on a strong quarter,
                      Gary.

Gary Stern:           Good morning. Thank you.

Joe Chumbler:         My question is, you know, obviously deal flow is robust
                      but, you know, it sounds like pricing has increased in the last couple of months. Given your disciplined approach, how close are we to getting to an environment where Asta could be priced out of the market?

Gary Stern: We do not think pricing has increased in the last few months. We've been - and because we - our prices are
                      4.9 cents does not mean we're paying more for paper than we did in the past.

Mitchell Cohen:       These - Joe, this is (Mitch).

Joe Chumbler:         Yeah.

Mitchell Cohen:       We've purchased a different type of paper in this
                      particular quarter, in the '06 quarter, than we did in the fourth quarter of '05, okay. (Most of) this is a lot fresher than we typically buy.

Gary Stern:           Right. It's fresher and there's also some uniqueness in
                      some of the credit card paper that we bought that we have experience in.

                      So, you know, because - to reiterate, because we pay 4.9% does not mean we pay any higher than we have in the last year, year and a half. And we will not be priced out of the market.

Mitchell Cohen:       And Joe, I just feel the need to hammer the point home. We are not paying more. This is a little different type of paper than we've been purchasing in the past.

Gary Stern:           A different mix.

Joe Chumbler:         Okay. I was really - I wasn't referring to your
                      year-to-date purchases. I have been hearing that, you know, freshly charged-off accounts were going for over 12 cents on the dollar, which is up pretty significantly from just even a few months ago, and that had trickled down to secondary and tertiary paper.

                      So I guess I was just thinking in general it sounds like, you know, prices have gone up recently and are we getting to a point where, you know, disciplined could be priced out. But it sounds like you guys are still able to maneuver around that.

Mitchell Cohen:       Well, again, we are very comfortable with the purchases
                      we've made. I don't think you're exactly accurate on the price of paper in the market, you know. We're seeing it, and Gary's going to jump in here any second, (you know).
                      But we're happy with our buys and tertiary paper is going for around the same that it has been going for.

Gary Stern:           Joe, let me mention something to you. There is fresh paper that trades at 15 cents. We have bought some over the last six to nine months. And I - not a lot but I want to reiterate something.

                      We're very experienced in predicting liquidation rates and we have quite a bit of experience (and) knowing the difference between what paper to buy and what paper not to buy.

                      And while 15 cents for some fresh paper may sound to you as high, we know the liquidation rates on the table. We know for several reasons - because we have relationships with agencies that work similar paper.

                      So one (issue) that - issuer that may sell paper for 15 cents, and there is a small piece of this business at 15 cents, it's worth it. Another issuer might sell fresh paper for 9 cents and we wouldn't buy it. So we know exactly what we're doing if we pay 15 cents for fresh paper.

                      And that is only a small piece of what we bought. We have bought some fresh paper that (have) certain nuances that are well below 12 cents by the way. And we would rather not get into those nuances because of competitive reasons. But we also have experience in those specific assets.

                      So we pride ourselves in being - in management doing this for over 40 years and buying many, many portfolios in all cycles, and all types of assets.

                      Now as far as the seconds and (tert), it's issuer specifics. There are some issuers that we have bought from in the past that we haven't bought from in a year and a half or two because of pricing.

                      However, there are other issuers that we have bought from in the past where we're able to buy at similar prices that we have in the last year. So we have not experienced whatsoever any increase on our part in purchases that we're paying more money today than we did six months ago.

                      And (in fairness), Joe, just want to keep everybody on the same playing field, we would gladly after this call speak to you as long as you need to. We just really want to limit it to one question because I think in the past the conference calls have gone on for a long time and other people sit there waiting. We don't think it's fair.

                      But we will be available after the call to speak with you for as long as you want.

Mitchell Cohen:       And Joe, you know you can call us.

Joe Chumbler:         (Yep). All right, that's helpful. Thanks, guys.

Man:                  All right, bye.

Operator:             Your next question comes from the line of Steve Delaney
                      with Ryan Beck, I'm sorry.

Steve Delaney:        Good morning, gentlemen.

                      Gary, could you comment on the capacity within your chosen vendors, your collection agencies that you use to outsource, you know, you're buying all this paper and you, you know, you've been steadily buying paper.

                      Do you see any issue there as far as using the proven people that, you know, that have worked for you in the past? Are you going to have to look to develop new relationships there to handle all this new paper that's coming in in the first quarter and what you might announce shortly?

Gary Stern:           Steve, we are - we select the people we do business with.
                      Actually all of our people, all of the services, law firms and agencies, constantly ask us for more paper. They have excess capacity.

                      With that being said, (there are) probably another 30 groups that we know of that have - we've known for a long time that would love to do business with us. It's our choice and we pick and choose who we do business with.

                      We've been doing this for many, many years. And we're also loyal to the people that do a good job for us. And, you know, we set the standards on how they should collect. We try to be open minded with them and we constantly monitor them.

                      So they're constantly asking. The emphatic answer is there's much more capacity than we could ever buy and we expect that to continue for a long, long time. We're not concerned about how much paper we buy.

                      We have in place a system where it comes in-house, we do what we need to do, we know where the paper's going, we move the paper around. Usually every six months, could be a little earlier, a little later, depending on what's going on. But that's (a) industry norm.

                      And that we expect to continue. So we are very, very pleased with all of our services and we don't see a need to increase.

Mitchell Cohen:       And Steve, since you know I like to talk, it really speaks to the flexibility of the model. You know, we wouldn't have to increase our overhead at all or, you know, just insignificantly.

                      You know we'd love to purchase as much paper as we can buy.

Steve Delaney:        Okay. Thanks very much. I'll respect the one question
                      thing. And...

Man:                  (Call us)...

Steve Delaney:        ...(Mitch), maybe you'll get one of those Lasik deals in
                      your Christmas stocking and you can get rid of those glasses.

Mitchell Cohen:       Good idea. Thank you.

Steve Delaney:        Sure.

Operator:             Your next question comes from the line of Barry Lass with
                      Goldman Lass (Security).

Barry Lass:           Congratulations Gary on a blockbuster year.

Gary Stern:           Thank you.

Barry Lass:           The question I have is does Asta have any thoughts of
                      going for the IRS defaults?

Gary Stern:           You know, we have not disclosed that in the past and we
                      can not comment on that.

Mitchell Cohen:       But we - having said that, we do look at other asset
                      classes and the IRS will be one, medical paper will be another, utilities. Whatever's out there that we can liquidate at similar rates will be something high on our list.

Barry Lass:           Thank you.

Man:                  You're welcome.

Operator:             Your next question comes from the line of Charles Trafton
                      with Americas Growth Capital.

Charles Trafton:      Hi, thanks. In 1999, you - sales were $16 million of your
                      $51 million of collections and then the next several years you didn't disclose it until just now. You - when we said sales were $64 million out of your $168 million of collections. So it's 38% of collections.

Man:                  Yes.

Charles Trafton:      Can you walk me through how the accounting works when you
                      sell paper and how much of it becomes profit versus what expense there might be associated with it? And why does - why did you decide to disclose that now?

Man: Well, the accounting treatment for sales is similar to any other collection. And remember, Charles, our collections are net, not gross.

Charles Trafton:      Right.

Man: So any money that we collect via the sales route goes into the mix of predictability of cash flows over the five years and the sale revenue is recorded the same way as any other collection.

Charles Trafton:      Right. But what expense is associated with it?

Man: Well, I'll answer and then we have to move on. But Charles, the - (ours) are net, so...

Charles Trafton:      There's no expense.

Man:                  Well, (unintelligible) collection of 30%.

Charles Trafton:      Right. So of the $64 million of sales this year, what
                      expense did you have associated with it?

Man: Well, I think what you're asking is what is the gross collections. And those were in excess of - total were in excess - well, we are going - we do not - will not answer that. It will be in the 10-K.

Man:                  Yes.

Man: And I don't want to be rude either, Charles, you know, you've asked several questions. We will gladly, you know speak offline. But we want to be fair to everybody.

                      But there will be a disclosure as far as gross collections.

Charles Trafton:      Right. But the sales of $64 million, that is a net number?

Man:                  Excuse me?

Charles Trafton:      The $64 million of sales is a net number?

Man: That's the - that's our net sales off of our net collections. If we were to gross up the collections, they'd be in excess of...

Man:                  We haven't disclosed.

Man:                  We will disclose it.

Man:                  It's a large number.

Man: It's a large number and that will be disclosed in the 10-K.

Charles Trafton:      Okay.  I may be completely confused.

Man:                  Okay, well...

Charles Trafton:      ...when you say sales, you mean resale, selling old paper
                      out of the portfolio?

Man: Charles, we sell paper out of the portfolio. And we will talk to you offline. I think we've answered the question and we do not want to be rude. We will talk to you like everyone else, (be) happy to do so.

Charles Trafton:      Offline.

Man: Well, in fairness to everybody, we've given everybody the same treatment. The same response.

Operator:             Your next question comes from the line of James O'Brien
                      with Brean Murray.

James O'Brien:        Yes, good morning.

                      On your telecom purchases, can you give us your thoughts on pricing there going forward and what the collection curves look like and is it a different type of collection say from credit card? Maybe you can give us a little overview on that.

Mitchell Cohen:       Well, we find that the strategy is very similar and the
                      liquidation rates are very similar. I don't know. Gary, do you want to talk about the price of the (unintelligible).

Gary Stern:           Yeah, there's some paper that's priced - like anything
                      else, in credit card paper, there's some paper that in telecom that's priced too high in our opinion, (there are) others that's attractively priced.

                      So far we bought some attractively priced paper. That could change like anything else over time. We don't know.

                      However, do deploy a legal strategy and we - there is less paper in telecom paper than one would have as a total percentage of the population that would qualify as legal because of the nature of the (balances).

                      So we're not going to litigate on an account where someone owes $300 because it's not cost effective. But with that being said, there is a decent amount of paper in there that would qualify and does qualify for a legal channel.

                      The agencies that collect on the lower balance paper, you know, need to be equipped, which they are, to collect low balance paper. So we specifically target groups that are experienced in telecom and that are experienced in small balance paper.

James O'Brien:        Okay.

                      And could you just give us what the percentage of paper you bought is out of (stat) paper?

Man:                  We do not buy out of stat paper.

James O'Brien:        Okay.

Man: We - by and large, let me quantify that. When we buy a portfolio, if the portfolio has some out of stat, we will buy it. But we will not just buy an out of stat portfolio. We will just - for the vast majority, if not almost all (of it) is in stat when we buy it.

James O'Brien:        Okay.

Man: So that there could be a caveat with 10% or 20% might be out (but)...

James O'Brien:        Mm-hm.

Man:                  ...generally (unintelligible).

James O'Brien:        Okay. Thank you very much.

Man:                  Thank you, (unintelligible) call us later.

Operator:             Your next question comes from the line of Brian Gonick,
                      Corsair Capital.

Brian Gonick:         Hi, good morning.

Man:                  (Morning).

Brian Gonick:         Could you tell us what the estimated future collections
                      are going to be out of your (current) portfolio?

Man:                  Excuse me? I didn't hear the question.

Brian Gonick:         I know you're going to have more disclosure in the 10-K
                      but I'm thinking maybe you can tell us now what the estimated future collections are out of your existing portfolio.

Man:                  We can't.

Brian Gonick:         Okay.

Man: But the disclosure won't be as detailed as that. It'll be actual collections.

Brian Gonick:         So you're not going to provide estimated future
                      collections in the 10-K?

Man: It's too forward looking and with (03-03), we feel that it's a fluctuation, there's a lot of fluctuation that could be in that number.

Brian Gonick:         Okay.

Man:                  Up and down.

Man:                  Yeah right.

Brian Gonick:         Okay. Okay.

Man:                  (Unintelligible).

Brian Gonick:         (Mitch), can you tell us what zero basis revenues?

Mitchell Cohen:       (I have) the paper in front of me. For '05 it was
                      approximately $2.4 million for the quarter. And last year it was approximately $2 million. For the year it was approximately $14.4 million versus about $14 million last year.

Man:                  Cash basis revenue.

Mitchell Cohen:       Cash basis revenue I'll got - that's not included. That
                      was just zero based.

Man:                  Right.

Mitchell Cohen:       In cost recovery for the year we collected about $5.4
                      million in this year versus $5.3 million last year. And for the quarter we collected about $1.5 million versus $1 million last year.

Man: I hate to give you one more but can you tell us what on the cash flow statements the line item that reads principle collected on receivables acquired for liquidation for the year is going to look like?

Mitchell Cohen:       I can't. I'd love to but...

Man:                  That'll be in the K.

Man:                  Yes.

Man:                  Okay thank you.

Man:                  Absolutely in the K.

Man;                  Thank you.

Man:                  Thank you.

Operator:             Your next question comes from the line of Bob Cochran with
                      Morgan Stanley.

Bob Cochran:          Hey, Gary and (Mitch), how are you?

Mitchell Cohen:       How are you?

Man:                  How are you?

Bob Cochran:          Congratulations. What percentage of the receivables are
                      sent for collection for via lawsuit? Can you break that out or no?

Man: Well it's an interesting question but it goes through a process first so they'll send it out to a collection agency for a pass.

Bob Cochran:          Okay so it's based more on the amounts and the season
                      involved as far as the collection.

Man: We try to get it though the level lever as best as possible.

Bob Cochran:          Okay.

Man: We first try to pick off whatever, you know, the low hanging fruit as you guys like to hear.

Bob Cochran:          Okay and all right. That's it. I can ask offline the other questions I have. Thank you.

Man:                  Thank you.

Operator:             Your next question comes from the lie of Audrey Snell with
                      Bank Equity.

Audrey Snell:         Good morning. Can you tell us how you decide how much to
                      sell, what to sell and when following a purchase and do you anticipate that you'll maintain that ratio at 40% or thereabouts of cash collections in any given year?

Man: A difficult number to quantify because we go through a series of events before a sale actually happens generally. We work the paper and then we try to sell off the inferior part of the portfolio. So we leave ourselves with the superior part and highly collectible part of the portfolio. And that's generally after a decent amount of time. We do have services however that have a different strategy and they sell some paper, you know, after three or four or five months. And, you know, that's their strategy and we don't buck their strategy but they're doing exactly what we do. They may be doing it a little faster but at the end of the day and if you looked at one specific portfolio you'd have, you know, the bottom part would be gone. We're not selling the good stuff.

                      Now just as an example I think we had a judgment attached to a particular debtor and we was selling that account it might be going for, Gary, what three or four times?

Gary Stern:           Yes.

Man: But we wouldn't sell that account. We're keeping that because we don't want three or four times. We want the full boat so to speak. Does that answer your question, (Audrey)?

Audrey Snell:         Yes, thank you.

Man:                  Okay thank you. Call us later.

Operator:             Your next question comes from the line of Edward
                      Hemmelgarn with Shaker Investment.

Edward Hemmelgarn:    Yeah I just have a question regarding your - some of your
                      older years of portfolio purchases, what's the percentage that you'll tip or net collections that you'll typically collect as a percentage of your purchase price.

Man:                  That's a good question. We try and we strive to get 1-1/2,
                      1.7 and in some cases 2 times our money on our investment. Sometimes we exceed that and sometimes we don't hit that but in general I'm comfortable to say that we look for a 1-1/2 to above 1-1/2 on our return of our money.

Edward Hemmelgarn:    Right.

Man:                  Which is a net number?

Man:                  Is most importantly as Gary is saying.

Gary Stern:           Right, which I want to make clear.

Edward Hemmelgarn:    I understand. It's your net of all (unintelligible)
                      because you don't have any cost of collection in there so you're just...

Man: So if we're collecting 1-1/2 times as an example and you gross that up we would be collecting a little bit over 3 times our investment.

Edward Hemmelgarn:    So when you...

Man:                  Apples-to-apples.

Edward Hemmelgarn:    When you report your number interest revenue...

Man:                  Financing.

Edward Hemmelgarn:    Of that's 19.95 $9 million that is your - basically your
                      collections less amortization - net collections less the amount that you amortized the cost of the portfolio.

Man: I just want to clear it up a little bit. It's the amortized portion of the portfolio that goes to income and the rest goes to amortized pool down. I think that's what you meant but I just wanted to clarify that for everybody else. In other words a percentage of the revenue that goes
                      - sends to the collections that go to revenue. The rest goes to reduce the pool.

Edward Hemmelgarn:    Well that's what I meant.

Man: I just wanted to make sure everybody else did. I knew you did.

Edward Hemmelgarn:    Oh okay, all right. And so in general I mean your - the
                      rate at which you - so we could get the amount that you've amortized by just taking your net collections, the total amount you've collected less your revenue recognized.

Man:                  Can you repeat that? I'm sorry.

Edward Hemmelgarn:    If - we could determine the amount that you've amortized
                      by just the difference between your net - your cash collected and your revenue recognized.

Man: Yes, basically yes. We also stated and it will state in our 10-K and our 10-Q is always at what percentage of it is revenue overall for the year in the quarter.

Edward Hemmelgarn:    All right thanks.

Man: I - can I just mention something that I want to make this crystal clear which I think is important for everyone to hear. If we're collecting 1.5 times our initial purchase so if we invest $1 million and we net $1-1/2 million our cost structure here is very low on a quarterly basis. If you take the $4.9 million number quarterly, if you combine that together with the results versus grossing up the collections with large infrastructures I think you should look at the comparison between us and, you know, grossing up numbers because grossing up numbers could mean 2-1/2, 3 or a higher number depending on portfolio vintage. But we are not grossing the numbers up. We are netting them out, all right, so and low overheard. So in comparison and when you look at the industry you would find that we're below other peers but those are on a gross basis versus net.

                      We get there in the same way - in a little different way.

Man:                  Right, with us having low fixed overhead.

Operator:             Your next question comes from the line of Kara Murphy with
                      Chilton Investment Company.

Kara Murphy:          Hi, thanks for taking my call. Just on the portfolio
                      resale it looks like what you sold as somebody mentioned earlier about 40% of the growth collection and then 50% of what you brought during the year. Is that a fair way to look at it and going forward does that mean that you have to replenish 50% of your inventory every year?

Man: Not necessarily no. But what we're doing, (Kara), again is selling out the bottom of the portfolio so we wouldn't replace that with - we wouldn't replace bad stuff with bad stuff so to speak. What we're looking to do is replace it with better stuff.

Kara Murphy:          Right so, I mean, if we could look at say the purchases
                      that you did this quarter or in the fourth - fiscal fourth quarter would it be safe to say that maybe 1/3 of that is bad stuff that needs to be sold off?

Man: Well no, not at all. Yeah this is after we have gone through a process so, you know, if we take the paper and give it to a service and after three months we give to another servicer and after another six months we give it to somebody else, you know, internally here what we try to do is when our efforts are exhausted then we try to sell the paper. It's not a three-month, six month, nine-month deal. It's going to be exhausted our internal efforts.

Kara Murphy:          And would it be safe to say that you also try t take
                      advantage of pries in the market? I mean presumably if prices are going up n the retail market it would make more sense for you to sell more paper, is that correct?

Man:                  No.

Man:                  No. And that speaks to the very point I was making before.
                      If we have paper that's got a value to it or a better value to it we're not going to sell that paper. The resale market has always been after this company. The company has been selling paper for `99 and we stopped selling it and we started picking up selling paper again in '03, '04, '05. It's a business strategy that works very well for this company by not having a large overhead. It gives us another avenue to let the paper go rather than just keep recycling it with collectives.

Kara Murphy:          So would it be safe to say in '06 then that you would
                      expect to have like the same proportion of sales to purchase this?

Man: I honestly couldn't tell you that. You know, again we'll look at the portfolios and analyze them and see how old they are, how many times they've been worked and whether or not it makes sense to sell the paper, if it's opportunistic or not. Price certainly does fit into that because we don't give this stuff away. But again we are getting prices that we feel are acceptable to us and it's for paper that we really don't want.

Operator:             Your next question comes from the line of Jeff Nevins with
                      First Analyst.

Jeff Nevins:          You made the comment that the quality of the portfolio you see as being pretty much unchanged. What do you look at and how do you measure that number and my question is what gives you the comfort level that, you know, you're not seeing any change in that today?

Man: Quality of purchase. Well we look at assets. We try to up front know as much as possible how many homeowners there are, at times depending on the data we receive whether - how many jobs there are in the portfolio. WE look at the - we of course analyze the stay concentration, balance concentration. We get updates on whether issuers have changed their guidelines and if they have changed them when and what their, you know, settlement criteria has been and if that's changed. So we generally look at the quality of assets that are there and the mix of the portfolio.

Man: But, you know, it's one of those things where nothing is different today than it was 8 months ago or 2 years ago. We're just seeing a lot more charge-offs. So what we do now is exactly what we did a year ago and we just analyze and look for identifiable assets, homes, jobs and do our evaluation from there.

Man: Yeah we try to figure out the strategy up front on how to liquidate this portfolio by whatever means and I believe that part of the reason why there's been a great influx in charge-off pipelines has to do with somewhat to do the bankruptcy reform act.

Jeff Nevins:          Right.

Man: Which is far, by the way, with - I've spoken on (thestreet.com) and talked a while back about the bankruptcy, you know, act and things of that nature but I personally never expected the amount of charge-offs coming from marketplace at this pace.

Jeff Nevins:          Right, you and everybody else. Okay thank you very much.

Man;                  Okay, you're welcome.

Operator:             Your next question come from the line of Justin Hughes
                      with Philadelphia Financial.

Justin Hughes:        Good morning. Thanks for taking my question. On the 64
                      million of sales this year, can you break down that for us by quarter?

Man:                  I can't.

Justin Hughes:        Will it be in the 10-K?

Man: The fourth quarter will be in the 10-K and then going forward you'll see the numbers evolve as the quarters roll out.

Justin Hughes:        Okay.

Operator:             Your next question comes from the line of Jerry Kahn with
                      William Harris Investors.

Jerry Kahn:           By the way, I couldn't get on the regular telephone line.
                      They never would answer.

Man:                  Oh sorry, (Jerry).

Jerry Kahn:           I got through Canada and...

Man:                  Hi, (Jerry).

Jerry Kahn:           Hi. Would you repeat the telephone number you gave to get
                      to because I don't think it's the same one I had written down.

Man:                  Two zero one five six seven.

Jerry Kahn:           Right.

Man:                  Five six four eight.

Jerry Kahn:           Okay I got that right.

Man:                  Extension 226.

Man:                  Yeah extension 226.

Jerry Kahn:           Okay thank you.

Man:                  (Unintelligible) Jerry by the way.

Jerry Kahn:           I may have missed this from the beginning so I apologize.
                      Can you describe what's been the effect that you so far of this bankruptcy law and how it's affected your purchases.

Man:                  It's been (unintelligible). Much better than expectations.
                      We did not expect the influx of portfolios being brought to market as quickly as they have been. That's part of the reason why we've been able to step up this quarter's purchases to its, you know, that the level we have an anticipate closing on some other material transactions shortly. That's why we increased our credit facility.

Man: I mean, (Jerry), I don't know if you read the other releases we put out today. We've purchased to date for this quarter alone $970 million worth of face value paper.

Jerry Kahn:           Yeah I did. That's why I was asking you what
                      happened. So evidently these companies are doing this because they probably took a big wrap and they're trying to reduce the hit to the earnings I guess. Is there any other explanation?

Man: We can't speak for the issuers but I would draw the same conclusion that you are.

Man: Uh huh yeah. And as far as risk going forward the portfolios that we have are less risky as far as people filing Chapter 7 versus a 13 (unintelligible).

Man:                  That's great.

Man:                  It hasn't.

Man: That we know. And I don't want to hog my one question which I heard expanded.

Man:                  (Unintelligible).

Man: But I want to congratulate you on a very good quarter and (unintelligible).

Man: Thank you. I think we should limit this maybe to one more call if it's okay and then we'll field calls to this - almost 12:00.

Operator:             Your last question comes from the line of Richard Smith,
                      Private Investor.

Richard Smith:        Good morning guys. Great quarter, great year.

Man:                  Thank you very much.

Man:                  Thank you.

Richard Smith:        Since the first quarter is almost over, could you give us
                      an indication of how this first quarter is going so far?
                      Is it meeting or exceeding your expectations?

Man: We don't give any forward-looking statements other than the one that we gave you about purchasing which really doesn't show up in the first quarter and that you buy something but we don't give any forward guidance at all.

Richard Smith:        Okay thank you.

Man:                  All right.

Operator:             Ladies and gentlemen, we've reached the allotted time for
                      questions and answers. Mr. Stern, are there any closing remarks?

Gary Stern:           There should be. I'd like to thank all of you for
                      participating in our fourth quarter and fiscal 2005 conference call. As always, as we mentioned earlier, we will be available for calls at 201-567-5648, extension
                      226. We'd like everybody to hopefully be patient. We'll be taking one call at a time but we will be taking these calls until 2:00.

                      We look forward to speaking with all of you again shortly to discuss Asta's first quarter results. We appreciate your interest and support and on behalf of everyone here at Asta, I'd like to wish all of you a happy holiday season.

                      Thank you for joining us.

Operator:             This concludes today's conference call. You may now
                      disconnect.


                                       END